Exhibit 99.1

       Harrington West Announces Record Results in the March 2004 Quarter and Increases Its Regular Quarterly Cash Dividend by 20%

    SOLVANG, Calif.--(BUSINESS WIRE)--April 19, 2004--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB and its division Harrington Bank, today announced that it earned $2.1 million or 37 cents per share on a fully diluted basis in the March 2004 quarter compared to $1.6 million or 30 cents per share in the same quarter a year ago. The growth in net income was 28.4% in the March 2004 quarter over the March 2003 quarter. Harrington West's return on average equity in the March 2004 quarter was 16.9% compared to 14.9% in the same quarter a year ago. The March 2004 quarter results include a net after-tax gain on investments, assets and related borrowings of $205 thousand or 4 cents per share compared to net gains of $225 thousand or 4 cents per share in the December 2003 quarter and $78 thousand or 1 cent per share in the December 2003 and March 2003 quarters, respectively. The total tax rate for the Company declined to 37.6% in the March 2004 quarter from 41.5% in 2003 due to the benefit in 2003 of taxable income being apportioned to states with lower tax rates. The Company expects the total tax rate in future quarters to be approximately 40.7%.
    Based on the favorable earnings trend, the Board of Directors declared a regular quarterly cash dividend of 10 cents per share payable on May 12, 2004 to holders of record on April 28, 2004. The regular quarterly cash dividend per share was boosted 20% over the payment last quarter and represents the third increase in this dividend during the last 12 months, equaling a 150.0% total increase over that period.
    Total assets reached $1.0 billion as of March 31, 2004 compared to $974.8 million at December 31, 2003 and $835.0 million at March 31, 2003. In the March 2004 quarter, net loans grew $14.6 million to $533.1 million or 2.8% and investments increased $23.9 million to $422.8 million. Book value per share was $9.37 at March 31, 2004 compared to $8.46 at March 31, 2003.

    Financial Performance Analysis

    Net revenue, which is comprised of net interest income after the provision for loan losses plus banking fee income, was $7.7 million in the March 2004 quarter, growing 11.7% over the March 2003 quarter. Net interest income after provision for loan losses reached $7.0 million in the March 2004 quarter, increasing 18.2% over the $5.9 million in the March 2003 quarter. This performance was attributed to the growth in average earning loans and investments, while the Company's net interest margin has remained relatively stable at approximately 3.0% over the last six quarters.
    Banking fee income was $760 thousand in the March 2004 quarter, down $264 thousand from the March 2003 quarter. The decline in fee income is entirely attributed to a slowdown in mortgage brokerage and prepayment penalty fees with seasonality and the higher market interest rates, resulting in lower mortgage financings. Although mortgage brokerage fees slowed from the levels of 2003, the Company is making progress in generating purchase loan originations through Los Padres Mortgage Company (LPMC), its joint venture with the largest RE/MAX franchise in the Phoenix, Arizona metro. The loan pipeline for the entire institution started to increase in March 2004 with this penetration and somewhat lower mortgage rates. The Company showed improvement in the diversification of fee revenue sources with Harrington Wealth Management (HWM) fees growing by $28 thousand, or 23.6%, to $145 thousand in the March 2004 quarter. Deposit fees were $140 thousand in the March 2004 quarter, up 3.1% over the March 2003 quarter, and other (non-loan) banking fees were $51 thousand in the March 2004 quarter. The Company is in the process of launching a new overdraft protection program and expects to offer insurance and brokerage services through an alliance in the second half of the year to further develop and grow fee revenue.
    General and administrative expenses were $4.7 million in the March 2004 quarter compared with $4.3 million in the March 2003 quarter. The increase in operating expenses is attributed to the start-up of the second Harrington Bank office in December 2003 and initial expenses for the Ventura, California banking office, expected to open in May 2004. Management projects that profitability of these new banking offices will be attained in approximately 12 to 18 months from their opening. Also, costs to comply with new corporate governance regulations, the Company's public status, and higher costs for almost all insurance coverages contributed to the operating expense increase.

    Asset Quality

    Asset quality remained favorable with $154 thousand of non-performing loans at March 31, 2004 compared to $12 thousand at December 31, 2003 and $197 thousand at March 31, 2003. In the March 2004 quarter, $90 thousand was added to the allowance for loan losses based on the growth in loans. The total allowance for loan losses was $4.7 million at March 31, 2004 or .88% of loan balances.

    Community Banking Update

    Both net loans and deposits grew in the March quarter on a sequential and comparative basis. Loans grew to $533.1 million at March 31, 2004 from $518.5 million at December 31, 2003 and $475.2 million at March 31, 2003. The mix of loans that are other than single-family residential loans continued to expand, reaching 81.9% of the loan portfolio at March 31, 2004 compared to 78.4% at the same date a year ago. Total loan originations were $104.7 million in the March 2004 quarter compared with $92.6 million and $118.7 million in the December 2003 and March 2003 quarters, respectively. Approximately 76.5% of the loan production in the March 2004 quarter was for the Bank's portfolio, with the remainder brokered to others for fee income.
    Total deposits were $584.8 million at March 31, 2004 compared to $570.7 million at December 31, 2003 and $525.1 million at March 31, 2004. Non-costing deposits were $29.0 million at March 31, 2004, up from $20.0 million a year ago or 44.7%. With the opening of the new Harrington banking office within the Kansas City metro, the deposit growth largely emanated from this market in the March 2004 quarter. Our Arizona banking office has contributed the majority of deposit growth over the last 12 months. Management continues to pursue the controlled growth of banking offices in all of its markets and is targeting the Phoenix metro for its next expansion in late 2004 or early 2005.

    Investment Portfolio Performance

    The investment portfolio was $422.8 million at March 31, 2004 compared with $398.9 million and $316.3 million at December 31, 2003 and March 31, 2003 respectively. This portfolio, comprised largely of investment grade mortgage securities and managed to a low duration of less than 6 months, continued to perform well with a 3.1% annualized total return (which equals net gains and losses on investment securities and hedges plus interest income) over one month LIBOR versus a 1.25% to 1.5% goal. The Company considers its core competency the pricing, selection, and interest rate risk management of its assets and liabilities.

    Closing Comments

    In commenting on the March 31, 2004 quarterly results, Chairman and CEO of Harrington West, Craig J. Cerny, stated "We are pleased with our financial results for the first quarter of 2004, highlighted by a record level of revenue on a quarterly basis driven by higher net interest income, while operating expenses increased at a lower growth rate than revenue. Although mortgage brokerage and prepayment penalty fee income did decline on a sequential and comparative quarter basis due to the slowdown in mortgage refinancings, our Company is making additional efforts to further diversify fee income sources and generate a larger portion of mortgage banking income from purchase loans through Los Padres Mortgage Company and Bank originations. Furthermore, our investment portfolio performance results continue to exceed our expectations. We remain focused on growing our loans, deposits, and banking offices in each of our markets to improve franchise value, as we balance this investment spending against our earnings performance."
    Harrington West Financial Group, Inc., is a $1.0 billion financial institution holding company for Los Padres Bank and its division Harrington Bank. It will operate 13 full service banking operations on the central coast of California, Scottsdale, Arizona, and the Kansas City metro when it opens the Ventura, California office in May of 2004. It also owns Harrington Wealth Management Company, a trust and investment management company with $126.1 million in assets under management or custody, and 51% of Los Padres Mortgage Company, LLC, a joint venture mortgage origination company, with Resource Marketing, Inc., the largest RE/MAX realty franchise in Arizona, holding the remaining 49%.

    This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Company's beliefs and expectations concerning future operating results. Additional information on these and other factors that could affect financial results are included in the Company's Securities and Exchange Commission filings. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



                 Harrington West Financial Group, Inc.

        (Dollars in thousands, except share and per share data)

                                         At          At         At
                                      March 31,   Dec. 31,   March 31,
                                        2004        2003       2003
                                     ----------- ---------- ----------

Selected Financial Condition Data:
Total assets                         $1,004,930   $974,799   $834,991
Loans receivable, net                   533,118    518,496    475,241
Securities available for sale           422,599    398,691    313,965
Securities held to maturity                 215        222      2,334
Trading account assets                    1,950      2,111      2,061
Deposits                                584,765    570,697    525,120
Federal Home Loan Bank advances         256,500    262,500    239,000
Securities sold under repurchase
 agreements                              65,699     65,728      1,056
Note payable                                  -          -     11,600
Other debt                               15,464     15,464          -
Stockholders' equity                     49,266     48,076     43,933


                                     At or for the Three Months Ended
                                     ---------------------------------
                                      March 31,   Dec. 31,   March 31,
                                        2004        2003       2003
                                     ----------- ---------- ----------

Selected Income Statement Data:
Interest income                         $12,247    $11,919    $11,358
Interest expense                          5,208      5,173      5,121
                                     ----------- ---------- ----------
Net interest income                       7,039      6,746      6,237
Provision for loan losses                    90         80        360
                                     ----------- ---------- ----------
Net interest income after provision
 for loan losses                          6,949      6,666      5,877
Other income:
 Income from trading account assets         338        398        576
 Loss on extinguishment of debt               -          -       (531)
 Other gain (loss)                          (10)       (17)        89
 Banking fee income (1)                     760        847      1,024
                                     ----------- ---------- ----------
Total other income                        1,088      1,228      1,158

Other expenses:
 Salaries and employee benefits           2,683      2,541      2,391
 Premises and equipment                     724        719        652
 Other expenses (2)                       1,332      1,245      1,250
                                     ----------- ---------- ----------
Total other expenses                      4,739      4,505      4,293

Income before income taxes                3,298      3,389      2,742
Income taxes                              1,239      1,389      1,138
                                     ----------- ---------- ----------
Net income                               $2,059     $2,000     $1,604
                                     =========== ========== ==========

Common Stock Summary:
Diluted earnings per share                $0.37      $0.36      $0.30
Dividends per share                        0.08       0.08       0.03
Stockholders' equity per share             9.37       9.23       8.46
Diluted weighted average shares
 outstanding                          5,545,636  5,527,722  5,385,490



                 Harrington West Financial Group, Inc.

        (Dollars in thousands, except share and per share data)

                                     At or for the Three Months Ended
                                     ---------------------------------
                                      March 31,   Dec. 31,   March 31,
                                        2004        2003       2003
                                     ----------- ---------- ----------
Selected Operating Data (3):

Performance Ratios and Other Data:
Return on average assets                   0.83%      0.85%      0.77%
Return on average equity                  16.92      16.96      14.85
Equity to assets                           4.90       4.93       5.26
Interest rate spread (4)                   2.79       2.83       2.90
Net interest margin (4)                    2.95       3.00       3.06
Average interest-earning assets to
 average interest-bearing liabilities    107.27     107.46     106.36
Total noninterest expenses to average
 total assets                              1.94       1.93       2.06
Efficiency ratio (5)                      61.47      59.96      62.21


Asset Quality Ratios (6):
Non-performing assets and troubled
 debt restructurings to total assets       0.02       0.00       0.02
Non-performing loans and troubled debt
 restructurings to total loans             0.03       0.00       0.04
Allowance for loan losses to total
 loans                                     0.88       0.88       0.87

Net charge-offs to average loans
 outstanding                               0.00       0.00       0.00


(1) Consists of service charges, wholesale mortgage banking income, trust income, other commissions and fees and other miscellaneous noninterest income.

(2) Consists of computer services, consulting fees, marketing and other miscellaneous noninterest expenses.

(3) With the exception of return on average assets and return on average equity (which are based on month-end balances), all ratios are based on average daily balances. All ratios are annualized where appropriate.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Efficiency ratio represents noninterest expenses as a percentage of the aggregate of net interest income after provision for loan losses and noninterest income, excluding gains and losses on securities, deposits and loans.

(6) Non-performing loans generally consist of non-accrual loans and non-performing assets generally consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

    CONTACT: Harrington West Financial Group, Inc.
             For information contact:
             Craig J. Cerny, 913-663-0180
             or
             For share transfer information contact:
             Lisa Watkins, 805-688-6644